Exhibit 99.1

National Interstate Corporation Announces Purchase of Triumphe Casualty Company

RICHFIELD, Ohio, September 30, 2005/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (NASDAQ: NATL) announced today that its principal insurance subsidiary, National Interstate Insurance Company, has executed an agreement to purchase Triumphe Casualty Company (Triumphe) from Triumphe Insurance Holdings, LLC. Triumphe, a Pennsylvania domiciled property and casualty insurer, holds licenses for multiple lines of authority, including auto-related lines, in 24 states and the District of Columbia. Although it has maintained these licenses, Triumphe has not written any new policies since April 1, 2004.

Under the agreement, the purchase price will be the statutory surplus of Triumphe at September 30, 2005, subject to certain adjustments. The closing will be effective January 1, 2006, contingent upon regulatory approvals and customary closing conditions. This acquisition is not expected to have a material impact on earnings.

Alan R. Spachman, Chairman and President, commented on the acquisition stating, “We are excited about the opportunity to acquire additional operating licenses that will give us the flexibility we need to gradually reduce our historic dependence upon affiliate fronting relationships.”

About National Interstate Corporation

National Interstate Corporation (NASDAQ: NATL), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our core products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies that we refer to as our alternative risk transfer operations, specialty personal lines, primarily recreational vehicle coverage, and transportation and general commercial insurance in Hawaii. We offer our products through multiple distribution channels including independent agents and brokers, affiliated agencies and the Internet. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. Ohio-based National Interstate, a subsidiary of American Financial Group, Inc. (NYSE: AFG; NASDAQ), is headquartered in Richfield, Ohio near Cleveland, Ohio.

Forward Looking Statements

This release may contain forward-looking statements that are subject to risks and uncertainties. Although National Interstate Corporation believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that could affect actual results are discussed in materials filed by National Interstate Corporation with the Securities and Exchange Commission.

Contact:	Tanya M. Inama
(877) 837-0339
InvestorRelations@nationalinterstate.com